Exhibit 99.2

IMMUNE PHARMACEUTICALS INC.

STOCK OWNERSHIP AND OPTION PLAN
(2013)

1.	definitions; INTERPRETATION

In this Plan (together with the schedules and exhibits attached thereto), the following definitions shall apply, unless otherwise provided for herein:

1.1.	"Agreement" shall have the meaning ascribed in Section 8 below.

1.2.	"Articles of Association" means the Articles of Association of the Company, as amended form time to time.

1.3.	"Board" means the Board of Directors of the Company.

1.4.	"Cause" shall have the meaning ascribed in Section 8 below.

1.5.	"Common Stock" means the common stock of the Company, par value of US$0.0001 each.

1.6.	"Company" means Immune Pharmaceuticals Inc., a Delaware corporation.

1.7.	"Fair Market Value" shall have the meaning ascribed in Section 10 below.

1.8.	"Grantee" means a person or entity that receives or holds an Option or other share purchase right under this Plan.

1.9.	"Deemed Liquidation Event" shall mean: a consolidation, merger or reorganization of the Company with or into, or a sale or acquisition of all or substantially all of the Company's assets or issued and outstanding share capital to or by, any other entity or person, excluding (i) any such sale or transfer to or acquisition by a wholly owned subsidiary of the Company; and (ii) a transaction effected exclusively for the purpose of changing the domicile or structure of the Company.

1.10.	"Option" means an option to purchase shares of Common Stock granted pursuant to this Plan.

1.11.	"Ordinance" means the Israeli Income Tax Ordinance (New Version), 1961, as amended from time to time.

1.12.	"Plan" means this "Immune Pharmaceuticals Inc. Stock Ownership and Option Plan (2013)", as amended from time to time in accordance with the terms hereof.

1.13.	"Purchase Price" shall have the meaning ascribed in Section 5 below.

1.14.	"Related Company" means parent and/or subsidiaries and/or affiliated companies of the Company.

1.15.	"Restriction Period" shall have the meaning ascribed in Section 7 below.

1.16.	"Rules" means the rules, regulations and orders or procedures promulgated under Section 102 from time to time, as amended or replaced from time to time.

1.17.	"Section 102" means Section 102 of the Ordinance, as amended from time to time, or any provision which may amend or replace it.

1.18.	"Trustee" means the trustee appointed by the Board for the purposes of and in accordance with the provisions of the Plan.

1.19.	"Vesting Period(s)" shall have the meaning ascribed in Section 8 below.

1.20.	"Withholding Tax" shall have the meaning ascribed in Section 12 below.

Words importing the masculine gender shall include the feminine and words importing persons shall include bodies corporate, where applicable. Section headings used in this Plan are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

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2.	PURPOSE OF THE PLAN

2.1.	The purpose and intent of this Plan is to provide incentives to employees, directors, officers, service providers, consultants and/or advisors of the Company and/or a Related Company, by providing them with the opportunity to purchase shares of the Company.

2.2.	The Plan is designed to comply with Section 102 of the Ordinance, or to enable the provision of incentives as set forth herein to Grantees in various jurisdictions, other than the State of Israel, with respect to which the Board, in its sole discretion, shall determine the necessary changes to be made to the Plan and set forth the relevant conditions in the Plan, an exhibit hereto and/or the applicable Agreement(s) with the Grantee, in order to comply with the requirements of tax regimes and applicable laws in any such other jurisdictions, and its determination regarding these matters shall be final and binding.

2.3.	Without derogating from the generality of the above, this Plan is designated to comply with Section 102 and the Rules and to enable the Company and Grantees hereunder to benefit from Section 102 and the Rules and also to enable the Company to grant Options and issue shares outside the context of Section 102. The Company does not warrant that the Plan will be recognized by the Israeli income tax authorities or that future changes will not be made to the provisions of the law, regulations or the Rules, which are promulgated from time to time, or that any exemption or benefit currently available pursuant to Section 102 will not be abolished.

2.4.	Should any provision of Section 102, regulations thereunder or the Rules which applies to employees or any such other Grantees as applicable under the provisions of Section 102 and the Rules, be amended, such amendment shall be deemed included in this Plan with respect to Options granted or shares issued in the context of Section 102. Where a conflict arises between any section of this Plan, the Agreement or their application, and the provisions of any tax law, rule or regulations, including without limitation the Ordinance and/or the Rules, whether relied upon for tax relief or otherwise, the latter shall prevail, and the Board in its sole discretion shall determine the necessary changes to be made to this Plan and its determination regarding this matter shall be final and binding.

2.5.	Designation of Participants

2.5.1.	The persons eligible for participation in the Plan as Grantees shall include any employee, director, service provider, consultant and/or advisors of the Company or any Related Company or any other person or entity so designated by the Board, provided that for the purpose of the Israeli tax law, Israeli Employees (as defined herein) may only be granted Options or other share purchase rights under Section 102 of the Ordinance; and Israeli Non-Employees (as defined below) may only be granted Options or other share purchase rights under Section 3(i) of the Ordinance.

For the purpose of this Section:

“Israeli Employee” shall mean a person who is employed by the Company or its Related Company, which is an “employing company” within the meaning of Section 102(a) of the Ordinance, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder, who is an Israeli resident or deemed to be an Israeli resident for the payment of tax.

“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

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“Israeli Non-Employees” shall mean a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Israeli Employee, who is an Israeli resident or deemed to be an Israeli resident for the payment of tax.

2.5.2.	The grant of an Option hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in, any other grant of Options pursuant to the Plan or any other Option or share plan of the Company or any Related Company.

2.5.3.	Anything in the Plan to the contrary notwithstanding, all grants of Options to directors and office holders shall be authorized and implemented in accordance with the provisions of the Israeli Companies Law 5759-1999 or any successor act or regulation, as in effect from time to time.

3.	ADMINISTRATION OF THE PLAN

3.1.	The Plan shall be administered by the Board and/or by any committee of the Board so designated by the Board. Any subsequent references herein to the Board shall also mean any such committee if appointed and, unless the powers of the committee have been specifically limited by law or otherwise, such committee shall have all of the powers of the Board granted herein.

3.2.	Subject to the provisions of Section 16 and applicable law and without derogating from the generality of the above, the Board shall have plenary authority to determine the terms and conditions (which need not be identical) of all grant of Options and share purchase rights (including, without limitation, the terms and conditions of the issuance of shares pursuant to the exercise thereof), including, without limitation, the purchase price of the shares underlying each Option or purchase right, the method of payment of the purchase or exercise price (whether by cash, check, promissory note, consideration received by the Company by cashless exercise, or any combination of the foregoing), the individuals and entities to whom, and the time or times at which, Options and/or purchase rights shall be granted, the number of shares to be subject to each Option or purchase right, whether or not an Option or purchase right shall be granted pursuant to Section 102, and if so, whether such option be granted to a Trustee and the election of the "Work Income Route" according to Section 102(b)(1) of the Ordinance or the "Capital Gains Route" according to Section 102(b)(2) of the Ordinance or otherwise, (options granted either under the Work Income Route or under the Capital Gains Route shall be referred to herein as “Approved 102 Options”), or without a trustee according to Section 102(c) of the Ordinance (the “Unapproved 102 Options”), and when an Option or purchase right can be exercised and whether in whole or in installments, and to make any other elections with respect to the Plan pursuant to applicable law.

3.3.	Subject to the provisions of Section 16, the Board shall have plenary authority to construe and interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and decisions of the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, Grantees and their estates and beneficiaries.

3.4.	Any directive or notice signed by a member of the Board shall constitute conclusive proof and authority for every act or decision of the Company.

3.5.	No director or officer of the Company or a Related Company shall be personally liable or obligated to any Grantee as a result of any decision made and/or action taken with respect to the Plan or its interpretation or execution.

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4.	SHARES SUBJECT TO THE PLAN

4.1.	The shares of the Company subject to the Plan shall be shares of Common Stock.

4.2.	The maximum number of shares that may be issued under the Plan is 2,495,951 shares of Common Stock. The number and class of shares issuable under the Plan may be adjusted in accordance with the provisions of Section 15-16 below.

Such shares may be in whole or in part, as the Board shall from time to time determine and subject to applicable law, authorized and unissued shares of Common Stock or issued and fully paid shares of Common Stock which shall have been purchased by the Trustee hereunder with funds provided by the Company or repurchased by the Company, subject to applicable law.

4.3.	If any Option or purchase right granted under the Plan shall expire, terminate or be canceled for any reason without having been exercised in full, the shares of Common Stock subject thereto shall again be available for the purposes of the Plan. Upon termination of the Plan, any such shares which may remain unissued and which are not subject to outstanding Options shall cease to be reserved for the purposes of the Plan.

5.	PURCHASE PRICE

5.1.	The consideration to be paid by a Grantee for each share of Common Stock purchased by exercising an Option or otherwise purchasing a share of Common Stock hereunder (each, the "Purchase Price") shall be as determined by the Board or set forth in the applicable Agreement. The Purchase Price may be subject to provisions of applicable law, tax regimes and regulation and in any event shall not be less than the par value of the shares of Common Stock underlying the Option.

5.2.	The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Board, including without limitation, by cash or check or any other method of payment all as shall be determined by the Board. The Board shall have the authority to postpone the date of payment on such terms as it may determine.

6.	EXCLUSIVITY OF THE PLAN

6.1.	Unless otherwise determined by the Board in any particular instance or as part of the Agreement, each Grantee hereunder will be required to declare and agree that all prior agreements, arrangements and/or understandings with respect to shares of the Company or options to purchase shares of the Company which have not actually been issued or granted prior to execution of the Agreement shall be null and void and that only the provisions of the Plan and/or the Agreement shall apply.

6.2.	Notwithstanding the above, the adoption of this Plan, by itself, shall not be construed as amending, modifying or rescinding any incentive arrangement previously approved by the Board or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options or share purchase rights otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

6.3.	Designation of Options Pursuant to Section 102

6.3.1.	The Company may designate Options granted to Israeli Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

6.3.2.	The grant of Approved 102 Options shall be made under this Plan adopted by the Board, and shall be conditioned upon the approval of this Plan by the ITA.

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6.3.3.	Approved 102 Option may either be classified as Capital Gain Option (“CGO”) or Ordinary Income Option (“OIO”).

6.3.4.	Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

6.3.5.	Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

6.3.6.	The Company’s election of the type of Approved 102 Options as CGO or OIO granted to Israeli Employees (the “Election”), shall be appropriately filed with the ITA before the date of grant of an Approved 102 Option. Such Election shall become effective beginning the first date of grant of an Approved 102 Option under this Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Grantees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options or any other options simultaneously.

6.3.7.	All Approved 102 Options must be held in trust by a Trustee, as described in Section 8 below.

6.3.8.	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

6.3.9.	With regards to Approved 102 Options, the provisions of the Plan and/or the Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Agreement, shall be considered binding upon the Company and the Grantees.

7.	GRANT OF THE OPTIONS AND ISSUANCE OF THE SHARES TO THE TRUSTEE

7.1.	Shares issued upon exercise of an Option or otherwise hereunder shall be issued to the Grantee or to the Trustee, in the name of the Grantee and on his behalf, subject to the sole discretion of the Board.

In the event that the Board grants an Option or other share purchase right to be held by the Grantee directly, and unless determined otherwise with respect to a specific grant, then without derogating from any other rights or obligations conveyed to the Grantee according to this Plan, all rights and obligations conveyed to the Trustee according to this Plan shall be awarded to the said Grantee.

7.2.	The Board shall appoint a Trustee for the purposes of this Plan. In case of a Trustee nominated under Section 102, the nomination of such Trustee shall be subject to the approval of the Israeli Income Tax Authorities (the “ITA”) in accordance with the provisions of Section 102(a) of the Ordinance. The Trustee shall have all the powers provided by law, including, without limitation, the Ordinance, Section 102 and the Rules, the trust agreement with the Company and this Plan and shall act pursuant to the provisions thereof, as they shall apply from time to time.

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The Company may pay the Trustee a fee, as shall be agreed between the Trustee and the Company. The Board shall be entitled to replace the Trustee and/or to nominate another person to serve as a Trustee in lieu of the existing Trustee at its sole discretion, subject to applicable law, and such new Trustee shall have such powers and authority which this Plan grants the Trustee.

7.3.	Without derogating from the provisions of Section 7.7 below and unless otherwise determined by the Board, all Options and share purchase awards (including, without limitation, the shares issued pursuant thereto), and all rights deriving from or in connection therewith, including, without limitation, any bonus shares (including share dividends) issued in connection therewith, shall be issued by the Company in the name of the Trustee on behalf of the Grantee and the share certificates representing any shares issued pursuant to Options or other share purchase rights exercised hereunder, shall be issued by the Company in the name of the Trustee, in trust for the designated Grantee, and shall be deposited with the Trustee, held by him and registered in his name in the register of shareholders of the Company for such period as determined by the Board but, in the case of Approved 102 Options, not less than the period set forth therein or otherwise required, or approved, with respect thereto pursuant to Israeli law, regulations promulgated thereunder, the Ordinance, Section 102 or the Rules, as shall be in effect from time to time (the “Restriction Period”) and the same tax route pursuant to Section 102 shall apply thereto. Furthermore, Approved 102 Options granted or shares issued pursuant to such Approved 102 Options shall not be sold or transferred until the end of the Restriction Period, unless otherwise allowed or determined by the Israeli tax authorities. Notwithstanding the above, if any such sale or transfer occurs during the Restriction Period, the sanctions under Section 102 of the Ordinance and under the Rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

Notwithstanding anything to the contrary, the Trustee shall not release any shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Options which were granted to him and/or any shares allocated or issued upon exercise of such Options.

7.4.	After the adoption hereof, the Grantee for whom the Options or other share purchase rights are being held may request their registration in his name and transfer to him, subject to the provisions of this Plan, Section 102 and the Rules and regulations thereunder, if applicable, the Agreement and applicable law, all as shall be in effect from time to time. Notwithstanding, in any event, Options granted pursuant to Section 102 will be held by the Trustee and registered in his name in trust for the designated Grantee, for not less than the Restriction Period or the period approved with respect thereto pursuant to Israeli law, as shall be applicable from time to time.

Notwithstanding anything to the contrary in this Plan, neither the Company nor the Trustee shall not release any Option or share granted pursuant to Section 102 or otherwise prior to the full payment of Grantee's tax liabilities arising from Section 102 or otherwise under applicable law.

7.5.	Unless otherwise determined by the Board or set forth in the applicable Agreement, Options and share purchase rights granted hereunder shall not confer upon the Grantee any of the rights of a shareholder of the Company, for as long as it has not been exercised and, once exercised, for as long as the shares have not been issued, transferred and registered in the Grantee's name in the Company's register of shareholders.

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7.6.	For as long as any shares are held by the Trustee or registered in his name or for as long as the certificates representing any shares are held by the Trustee, the Trustee alone shall be entitled to receive every notice to which a shareholder is entitled, or to demand any information and any financial and/or other report to which a shareholder is entitled from the Company, and only he shall be entitled to exercise every other right of the shareholders vis-a-vis the Company, including, without limitation, the right to participate and vote (or abstain) on all matters at all shareholders' meetings (whether ordinary or extraordinary) and the right to sign any resolution in writing in the name of the shareholders, if and when applicable subject to the limitations set forth in Section 7.7 below. Without derogating from the above, with respect to shares issued upon exercise of Approved 102 Options, such shares shall be voted in accordance with the provisions of Section 102 and the Rules, regulations or orders promulgated thereunder.

7.7.	Subject to the provisions of the Articles of Association and applicable law, shares registered in the Trustee's name shall be represented at all meetings of shareholders of the Company and, shall be voted by the Trustee in accordance with the instructions of the Grantees on whose behalf they are held and in the absence of such instructions the Trustee shall abstain.

7.8.	Nothing in the above provisions shall derogate from the power of the Board to grant Options or to allot shares to the Trustee otherwise than under the provisions of Section 102 and the Rules or to allot shares or grant options to Grantees directly otherwise than through the Trustee or on terms which differ from those specified above or to approve the transfer of shares from the Trustee to the name of any Grantee(s) upon such conditions as shall be determined by the Board.

8.	AGREEMENT; GENERAL TERMS OF OPTIONS AND/OR SHARES

8.1.	Unless otherwise determined by the Board, every Grantee shall be required to sign an option or share purchase agreement or other document as shall be determined by the Board, in the form approved by the Board from time to time (the “Agreement”).

8.2.	The Agreement need not be identical with respect to each Grantee. Unless otherwise determined by the Board or as set forth in the applicable Agreement, the following terms shall apply to all Options and share purchase awards, and, mutatis mutandis, shares:

8.2.1.	Waiver of Salary. In addition to the provisions of Section 5 and without prejudice thereto, where the law and the Rules apply to the Option and so require, the Option shall be granted to the Grantee in consideration for a waiver of salary by the Grantee, pursuant to the provisions of the Agreement.

8.2.2.	Payment of Purchase Price. The Purchase Price shall be paid by the Grantee to the Company no later than the date of exercise of the Option (or other applicable share purchase right).

8.2.3.	Limitation of Rights. The Grantee, whether as a holder of an Option or share purchase right, or following the exercise of an Option or share purchase right, as a shareholder of the Company, and whether the shares issued to the Grantee are registered in his name or otherwise, shall have no right of first refusal, co-sale or tag-along to purchase shares of the Company which may be offered for sale by shareholders of the Company, and shall have no pre-emptive rights to purchase shares which are being allotted or shall in the future be allotted by the Company, to the extent any such rights otherwise exist.

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8.2.4.	Limitation on Transferability. The Option (or other applicable share purchase right) and/or the right to the Option (or other applicable share purchase right) and/or to the shares issuable thereunder, are personal and except insofar as is specified in this Plan, and, where applicable, subject to Section 102 and the Rules, may not be transferred, assigned, pledged, withheld, attached or otherwise charged, either voluntarily or pursuant to any law, except by way of transfer pursuant to the laws of inheritance or as otherwise determined by the Board, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. During the lifetime of the Grantee the option may only be exercised by the designated Grantee or, if granted to the Trustee, by the Trustee on behalf of the designated Grantee. A note as to the provisions of this sub-section or a legend may appear on any document which grants the option and in particular in the Agreement, and also on any share certificate.

Without derogating from the generality of the above, Options granted and shares issued pursuant to Section 102, and all rights deriving from or in connection therewith, including, without limitation, any bonus shares (including share dividend) issued in connection therewith, may not be sold or transferred until the end of the Restriction Period, unless otherwise allowed or determined by the Israeli tax authorities.

8.2.5.	Vesting. The right to exercise an Option (or other applicable share purchase right) may be subject to a vesting schedule, and may be further subject to performance goals and measurements as may be determined by the Board.

Unless otherwise determined by the Board in general or in a specific instance, vesting shall be in installments, gradually over a period of 4 (four) years from the date of grant of the Option. Unless otherwise determined, at the conclusion of each period for the exercise of the Option as determined in the Agreement ("Vesting Periods"), the Option may, from time to time, be exercised in relation to all the shares allocated for that period in such manner that upon the first anniversary of the grant of the Option the Grantee shall be entitled to exercise, directly or through the Trustee (as the case may be), 25% of Option and additional 1/16 of the Option at the end of each subsequent quarter over the course of the following three (3) years, provided that, upon each of such vesting dates, the Grantee continues to be employed by, or provide services to, or serve as a director or officer of the Company or a Related Company, as applicable, on a continual basis from the date of the grant of the Option (or other applicable share purchase right).

In addition, during each of the Vesting Periods, the Option may be exercised in relation to all or part of the shares allocated for any previous Vesting Period in which the Option was not fully exercised, provided, subject to the provisions of Section 8.2.6 hereof, that at the time of the exercise of the Option the Grantee has continued to be employed by, or provide services to or serve as a director or officer of the Company or a Related Company, as applicable, on a continual basis from the date of the grant thereof and until the date of their exercise. After the end of the Vesting Periods and during the balance of the Option period, the Option may be exercised, from time to time, in relation to all or part of the shares which have not at that time been exercised and which remain subject to the Option, subject to the provisions of Section 8.2.6 hereof and to any condition in the Agreement, including, without limitation, with respect to a minimum number of shares with respect to which the Option may be exercised and any provision which determines the number of times that the Trustee may send the Company notice of exercise on behalf of the Grantee in respect of the Option.

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Without derogating from any discretionary authority granted to the Board under this Plan, the Board shall be entitled at any time to shorten the vesting schedule or any Vesting Period.

The Board may determine at its sole discretion, that any Grantee shall be entitled to receive the Options or the shares, through the Trustee, pursuant to the provisions of this Plan or, subject to the provisions of Section 102, as applicable, directly in the name of the Grantee, immediately upon execution of the Agreement or on such other date or dates as the Company has undertaken towards such Grantee. The Board shall be entitled, subject to applicable law, to determine that where the Grantee does not comply with the conditions determined by the Board or the Agreement or ceases to be an employee of or to provide services to serve as an officer or director of the Company or a Related Company, the Company or a Related Company shall have the right to repurchase the shares from the Grantee for the higher of: (i) nominal or (ii) any other consideration paid by the Grantee, subject to applicable law. The Board may set additional conditions to this right of repurchase, including the provision of appropriate arrangements for the monies which shall be available to the Trustee or a Related Company or others for the purpose of the repurchase and conditions with respect to the voting rights of the Grantee, rights of first refusal or pre-emptive rights to purchase shares in the Company, to the extent such rights exist, the Grantee’s right to receive reports or information from the Company, and the Grantee’s right to a dividend, all, in respect of the shares which are subject to a right of reacquisition as aforesaid. For as long as the aforegoing conditions of the Board (including, without limitation, a minimum period of employment, other engagement or appointment as a condition for the lapse of the right to reacquisition) have not been complied with, or have not lapsed, as applicable, the Grantee shall not be entitled to sell or charge or transfer in any other manner the shares which are subject to the right of reacquisition. As security for the compliance with this undertaking the share certificate will be deposited with the Trustee who will release the same to the Grantee only after the Grantee becomes entitled to the shares and the same are not subject to any other restrictive condition.

8.2.6.	Termination of Engagement. Unless otherwise determined by the Board and/or set forth in the applicable Agreement, if the engagement of a Grantee is terminated or if he ceases to serve as an officer or director of the Company or a Related Company (as the case may be) prior to the complete exercise of an option, (a) by reason of (i) death; (ii) disability (as determined by the Board in its absolute discretion); or (iii) retirement (pursuant to applicable law or otherwise, with the approval of the Board), then any fully vested but unexercised portion of the Option shall remain exercisable for a period of six (6) months following such termination (but only to the extent exercisable at termination of engagement or appointment, as the case may be, and not beyond the scheduled expiration date); (b) for any other reason other than for Cause, then any fully vested but unexercised portion of the Option shall remain exercisable for a period of sixty (60) days following the earlier of termination or the date of the notice of termination (but only to the extent exercisable at the earlier of termination or the date of the notice of termination of engagement or appointment, as the case may be, and not beyond the scheduled expiration date); or (c) for a reason seemed by the Board, at its absolute discretion, as termination for Cause, then any unexercised portion of the Option shall immediately expire upon the earlier of such termination or the date of the notice of termination.

For purposes hereof, in the case of a Grantee who is engaged or serves as an officer or director of a Related Company, such engagement or position shall be deemed terminated also as of the date on which such Related Company ceases to be a Related Company, as shall be determined by the Board.

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For purposes hereof, the term "Cause" shall mean, but shall not be limited to, any of (i) a material breach by the Grantee of the Grantee's obligations under any agreement with the Company or any Related Company; (ii) the commission by the Grantee of an act of fraud or embezzlement against the Company or any Related Company, Grantee's dishonesty towards the Company or any Related Company or any conduct by Grantee which is injurious to the business or prospects of the Company or any Related Company; (iii) Grantee's misconduct or gross negligence in performance of his duties and/or responsibilities towards the Company or any Related Company; (iv) the conviction of the Grantee of a felony; (v) the Grantee’s involvement in an act or omission which constitutes a breach of trust between the Grantee and the Company or any Related Company; and (vi) Grantee's disregard or insubordination of any lawful resolution and/or instruction of the Board or executive or other management of the Company or any Related Company with respect to Grantee's duties and/or responsibilities towards the Company.

Notwithstanding the foregoing, the Board may, in its absolute discretion but subject to the provisions of Section 10, extend the period of exercise of an Option by a Grantee or Grantees for such time as it shall determine either with or without conditions.

The Board may determine whether any given leave of absence constitutes a termination of employment, engagement or appointment, as applicable. Options and other share purchase rights awarded under this Plan shall not be affected by any change of employment or engagement, as applicable, so long as the Grantee continues to be an employee, director, officer, service provider, consultant and/or advisor of the Company or a Related Company (as the case may be).

Without derogating from the generality of the above, in such case as Section 102 and the Rules shall apply to any Option, where the Grantee ceases to be an employee, director, officer, service provider, consultant and/or advisor of the Company or a Related Company (as the case may be) prior to the termination of such period as may be prescribed by applicable law, regulations or the Rules, and the exemption provided by Section 102 shall not apply with respect to that Grantee pursuant to the Rules, then in such case, the Grantee shall be obliged to make arrangements with the tax authorities at his expense for all matters to do with the taxation of the Options and/or the shares.

8.3.	The Company shall be entitled, subject to applicable law, to repurchase any and all shares acquired by the exercise of an Option (or any other share purchase rights hereunder) from the Grantee, for nominal or any other consideration paid by the Grantee.

8.4.	Notwithstanding the foregoing, the Board may, in its absolute discretion but subject to Section 10.1, extend the period of exercise of an option by a Grantee or Grantees for such time as it shall determine either with or without conditions.

9.	ACCELERATION OF VESTING

9.1.	If so determined by the Board or set forth in the applicable Agreement, in the event of a liquidation, dissolution or winding-up of the Company, or a Deemed Liquidation Event, and the surviving corporation or the controlling person or entity, as applicable, does not assume or substitute the Option(s) or share purchase rights, then (a) notwithstanding any contrary Vesting Periods in any Agreement or in this Plan, immediately prior to the consummation of such event, 50% (fifty percent) of the outstanding Options held by or for the benefit of any such Grantee and which have not yet vested shall be accelerated and become immediately fully vested and exercisable in full; and (b) notwithstanding anything to the contrary herein, upon the consummation of the applicable event, any unexercised portion of the Option (or fully acquired portion of any share purchase right, as applicable) shall expire.

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9.2.	The Board shall determine, at its absolute discretion, whether an Option or other share purchase rights has been assumed or substituted and whether any acceleration provision shall be so applicable.

10.	TERM OF OPTIONS; EXERCISE

10.1.	The term of each Option shall be for such period as the Board shall determine, but not more than ten (10) years from the date of grant thereof or such shorter period as is prescribed in Section 8.2.6 hereof.

10.2.	A Grantee who desires that the Trustee exercise an option granted to the Trustee on his behalf shall so instruct the Trustee in writing in the form annexed hereto as Exhibit A or in such other form as shall be approved by the Board from time to time. The notice shall be accompanied by payment of the full Purchase Price of such shares as provided in the Agreement.

10.3.	As a condition for the exercise of the Option or other purchase right hereunder, the Grantee shall, inter alia, pay or otherwise make arrangements to the Company's satisfaction, for the payment of the tax and other obligatory payments applicable to him (including all sums payable arising out of or in connection with the Company's obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan.

Upon receipt of all the requisite documents, approvals and payments from the Grantee, including, without limitation, sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company and the Trustee, the Trustee shall deliver a notice to the Company in the form attached hereto as Exhibit B or in such other form as shall be approved by the Board, whereupon the Company shall allot the shares in the name of the Trustee.

10.4.	A Grantee who desires to exercise an Option or other purchase right granted directly to him (and not through the Trustee), subject to the approval of the Board, shall so notify the Company in writing in such form as shall be prescribed by the Board from time to time. As a condition for the exercise of the Option, the Grantee shall, inter alia, pay or otherwise make arrangements, to the Company's satisfaction, for the payment of the tax and other obligatory payments applicable to him (including all sums payable by the Company arising out of its obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan. Upon receipt of all the requisite documents, approvals and payments from the Grantee, including, without limitation, sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company, the Company shall allot the shares in the name of the Grantee.

10.5.	Without limiting the foregoing, the Board may, with the consent of the Grantee, from time to time, cancel all or any portion of any Option or other share purchase right then subject to exercise, and the Company's obligation in respect of such Option may be discharged by: (i) payment to the Grantee or to the Trustee on behalf of the Grantee of an amount in cash equal to the excess, if any, of the Fair Market Value of the relevant shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate Purchase Price of such shares; (ii) the issuance or transfer to the Grantee or to the Trustee on behalf of the Grantee of shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess; or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Board in its sole discretion.

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For purposes hereof, the "Fair Market Value" of the shares of Common Stock shall mean, as of any date, the last reported sale price, on that date, of the shares of Common Stocks on the principal securities exchange on which such shares are then traded, or, in the event that no sales of such shares took place on such date, the last reported sale price of such shares on such principal securities exchange on the most recent prior date on which a sale of shares took place; provided, however, that if such shares are not publicly traded on the date as of which Fair Market Value is to be determined, "Fair Market Value" of the shares of Common Stocks shall mean the value as determined in good faith by the Board, in its sole discretion, and provided, further, that with respect to an Option or share granted pursuant to Section 102, then the Fair Market Value shall be determined in accordance with the provisions of Section 102.

11.	ADDITIONAL DOCUMENTS

At all times, the Company shall have the right to demand from the Grantee at any time that the same shall provide, and the Grantee shall provide, any certificate, declaration or other document which the Company and/or the Trustee shall consider to be necessary or desirable pursuant to any law, whether local or foreign, including any undertaking on the part of the Grantee not to sell his shares during any period which shall be required by an underwriter or investment bank or advisor of the Company for the purpose of any share issue whether private or public and including any certificate or agreement which the Company shall require, if any, from the Grantees as members of a class of shareholders, or any certificate, declaration or other document the obtaining of which shall be deemed by the Board and/or the Trustee to be appropriate or necessary for the purpose of raising capital for the Company, of merging the Company with another company (whether the Company is the surviving entity or not), or of reorganization of the Company, including, in the event of a consolidation or merger of the Company or any sale, lease, exchange or other transfer of all or substantially all of the assets or shares of the Company the sale or exchange, as the case may be, of any shares the Grantee (or the Trustee on his behalf) may have purchased hereunder, or for any other purpose, all as shall be deemed necessary or desirable by the Board and/or the Trustee.

12.	TAXATION

12.1.	General

Subject to applicable law, the Grantee shall be liable for all taxes, duties, fines and other payments which may be imposed by the tax authorities and for every obligatory payment of whatever source in respect of the Options, the shares (including, without limitation, upon the grant of Options, the exercise of the Options, the sale of shares or the registration of the shares in the Grantee's name) or dividends or any other benefit in respect thereof and/or for all charges which shall accrue to the Grantee, the Company, any Related Company and/or to the Trustee in connection with the Plan, the Options and/or the shares, or any act or omission of the Grantee or the Company in connection therewith or pursuant to any determination of the applicable tax or other authorities.

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12.2.	Deduction at Source

The Company (including any Related Company) and/or the Trustee shall have the right to withhold or require the Grantee to pay an amount in cash or to retain or sell without notice shares in value sufficient to cover any tax or obligatory payment required by a governmental entity administrative authority to be withheld or otherwise deducted and paid with respect to the Options or the shares subject thereto or to any share purchase right hereunder (including, without limitation, upon their grant, exercise or sale or the registration of the shares in the Grantees name) or with respect to dividends or any other benefits in respect thereof ("Withholding Tax"), and to make payment (or to reimburse itself for payment made) to the appropriate tax or other authority of an amount in cash equal to the amount of such Withholding Tax. Notwithstanding the foregoing, the Grantee shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company and/or the Trustee with funds sufficient to enable the Company and/or the Trustee to pay such Withholding Tax.

12.3.	Certificate of Authorization of Tax Authority

The Company (including any Related Company) or the Trustee shall at any time be entitled to apply to the applicable Israeli assessing officer, and in the case of a non-Israeli Grantee, to any other tax authority, for receipt of their certificate of authorization as to the amount of tax which the Company or any Related Company or the Grantee or the Trustee is to pay to the tax authorities resulting from granting the Options or allotting shares, or regarding any other question with respect to the application of the Plan.

13.	DIVIDENDS

Shares of Common Stocks issued as a result of the exercise of an Option or a purchase right shall participate equally with the Company's other shares of Common Stocks in every dividend which shall be declared and distributed, subject to the following provisions:

13.1.	A cash dividend shall be distributed only to persons registered in the register of shareholders as shareholders on the record date fixed for the distribution of the dividend.

13.2.	A dividend with regard to shares which are registered in the name of the Trustee shall be paid to the Trustee, subject to any lawful deduction of tax, whether such rate is at the usual rate applicable to a dividend or at a higher rate. The Trustee shall transfer the dividend to the Grantee in accordance with instructions that he shall receive from the Company. Alternatively, the Company shall be entitled to pay the dividend directly to the Grantee subject to the deduction of the applicable tax and when applicable subject to the provisions of Section 102 and the Rules, regulations or orders promulgated thereunder.

13.3.	Without derogating from the provisions of Section 13.2 above, the Company and the Trustee shall be entitled to set off and deduct at source from any dividend any amount that the Grantee owes to the Company (including any Related Company) or the Trustee, whether under the Plan or otherwise, and/or any sum that the Grantee owes to the tax or other authorities.

14.	RIGHTS AND/OR BENEFITS ARISING OUT OF THE EMPLOYEE/ EMPLOYER OR OTHER RELATIONSHIP AND THE ABSENCE OF AN OBLIGATION TO ENGAGE

14.1.	Other than with respect to social security payments if required to be made by the Company or a Related Company as a result of its choice of the tax treatment of the Options pursuant to Section 102, no income or gain which shall be credited to or which purports to be credited to the Grantee as a result of the Plan, shall in any manner be taken into account in the calculation of the basis of the Grantee's entitlements from the Company or any Related Company or in the calculation of any social welfare right or other rights or benefits arising out of the employee/employer relationship between the parties or any other engagement by the Company of the Grantee. If, pursuant to any law, the Company or any Related Company shall be obligated for the purposes of calculation of the said items to take into account income or gain actually or theoretically credited to the Grantee, the Grantee shall indemnify the Company or any Related Company, against any expense caused to it in this regard.

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14.2.	Nothing in the Plan shall be interpreted as obligating the Company or any Related Company to employ or otherwise engage the Grantee and nothing in this Plan or any Option or purchase right granted pursuant thereto shall confer upon any Grantee any right to continue in the employment (or other engagement or appointment, as applicable) of the Company or any Related Company or restrict the right of the Company or any Related Company to terminate such employment (or other engagement or appointment, as applicable) at any time. The Grantee shall have no claim whatsoever against the Company or any Related Company as a result of the termination of his employment (or other engagement or appointment, as applicable), including, without limitation, any claim that such termination causes any Options or purchase right to expire or otherwise terminate and/or prevents the Grantee from exercising the Options or purchase right and/or from receiving or retaining any shares pursuant to any agreement between Grantee and the Company, or results in any loss due to an early imposition, or earlier than anticipated imposition, of tax or other liability pursuant to applicable law.

15.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

Notwithstanding any other provision of the Plan, the Board shall take such actions, if any, as it deems appropriate for the adjustment of the number and class of shares subject to each unexercised or vested or unvested Option and share purchase right and/or in the Option and share purchase right prices, in the event of changes in the outstanding share capital of the Company by reason of any share dividend (bonus shares), share split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other similar change in capitalization. Upon the occurrence of any such event, the Board may make any adjustments it deems appropriate, including in the aggregate number and class of shares available under the Plan, and the Board's determination in this regard shall be conclusive.

16.	TERM, TERMINATION AND AMENDMENT

16.1.	The Plan shall become effective as of the date determined by the Board for its adoption.

16.2.	Unless the Plan shall have been terminated earlier in accordance with the terms hereof, the Plan shall terminate on, and no Option or share purchase right shall be granted after, the tenth (10th) anniversary of the date the Plan is adopted by the Board.

16.3.	Options and share purchase rights granted prior to termination of the Plan may, subject to the terms of the Plan and any Agreement, be exercised thereafter.

16.4.	The Board may at any time terminate, modify or amend the Plan in such respects as it shall deem advisable. Unless otherwise provided for herein or in the Agreement, any amendment or modification of the Plan shall be deemed included in the Plan with respect to Options and share purchase rights granted or shares issued hereunder from time to time, provided, that, except as otherwise provided for herein, no amendment or modification of the Plan may, without the consent of the Grantee to whom any Option or share purchase right shall theretofore have been granted, adversely affect the rights of such Grantee under such Option or share purchase right, as the case may be.

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16.5.	Notwithstanding anything to the contrary herein:

16.5.1.	Should a provision of any tax law, rule or regulation, whether relied upon for tax relief or otherwise, which applies to employees or any such other Grantees hereunder as may be applicable, be amended, such amendment shall be deemed included in the Plan and the applicable Agreement with respect to Options or share purchase rights granted or shares issued. Where a conflict arises between any section of the Plan, the Agreement or their application, and the provisions of any tax law, rule or regulations, the latter shall prevail, and the Board in its sole discretion shall determine the necessary changes to be made to the Plan and/or the applicable Agreement and its determination regarding this matter shall be final and binding.

16.5.2.	Issuance of shares in accordance with this Plan may be made conditional to any requirement or instruction of the Securities and Exchange Commission or stock exchange authorities or of any other relevant authority acting pursuant to applicable law as shall exist from time to time. In such case, by means of a Board resolution, the Plan and any Agreement may be amended as necessary to meet such requirements. In the event of a conflict between any such amendment and the Plan and/or any Agreement's provisions, the amendment shall prevail.

17.	INDEMNIFICATION AND RELEASE

17.1.	In no event shall the Trustee be liable to the Company, any Related Company and/or any Grantee under this Plan and/or any third party (including without limitation, to any income or other tax authorities and any other governmental or administrative authority), or to a purchaser of shares from any Grantee with respect to any act or omission which has been or will be carried out in relation to the Plan, its execution and any matter connected thereto or arising therefrom. The Company will not, and the Grantee will be required to covenant upon signing the Agreement that he will not, make any claim against the Trustee in any manner whatsoever and on any ground whatsoever and they expressly agree that if the Trustee are sued by them, then the Trustee shall be entitled by virtue of this Section alone to apply to the court for dismissal of the action against them with costs. The Company covenants and agrees that if an action is commenced by any third party against the Trustee they shall be entitled, without any objection on the Company's part to join the Company as a third party to any action and a judgment against them will be paid by the Company.

17.2.	The Company covenants and the Grantee will be required to covenant to indemnify the Trustee against any liability in relation to any claim and/or demand made against the Trustee by any person whatsoever, including the tax authorities, in relation to their acts or omissions in connection with the Plan.

18.	GOVERNING LAW and jurisdiction

This Plan, together with all exhibits and schedules thereto and all instruments issued hereunder, shall be governed by and construed in accordance with the laws of the State of Israel (excluding its conflict of laws provisions). The competent courts of Tel-Aviv-Jaffa shall have exclusive jurisdiction in any matters pertaining to the Plan.

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IMMUNE PHARMACEUTICALS INC.

STOCK Ownership and Option Plan (2013)

Exhibit A

NOTICE OF EXERCISE

Date: ______________

To: The Trustee under the Immune Pharmaceuticals Inc.

Stock Ownership and Option Plan (2013) (the "Plan")

Dear Sir / Madam,

Re: Notice of Exercise

I hereby wish to inform you that it is my desire that of the Option which was granted to you on ________ to acquire ______ (________) shares of Common Stocks of Immune Pharmaceuticals Inc. (the "Company") on my behalf, you exercise and acquire on my behalf ______ (________) of the shares of Common Stocks subject to the said Option at a price of US$ ____ per share, all in accordance with the Plan (the "Shares").

Attached to this Notice is a check in the amount of US$ ________, as payment for the Shares.

I am aware that all the Shares shall be issued to you, registered in your name and that you shall hold all share certificates representing such Shares. Similarly, I am aware of and agree to all other provisions of the Plan, the Agreement between the Company and myself and applicable law.

Yours sincerely,

Signature

Name

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IMMUNE PHARMACEUTICALS INC.

STOCK Ownership and Option Plan (2013)

Exhibit B

NOTICE OF EXERCISE

Date: ______________

To: Immune Pharmaceuticals Inc.

Dear Sir / Madam,

Re: Notice of Exercise

Please be advised that I hereby exercise ________ (________) of the shares of Common Stocks subject to the Option which was granted to me on behalf of __________ on ________ to acquire ________ (________ ) shares of Common Stocks of Immune Pharmaceuticals Inc., at an exercise price of US$ ____ per share, all in accordance with the Plan (the "Shares").

Attached to this Notice is a check in the amount of US$ ________ as payment for the Shares.

Yours sincerely,

The Trustee

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